                                 SCHEDULE 14A
                                (Rule 14a-101)


                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, For Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                               WEST MARINE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

     -------------------------------------------------------------------------

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

                           [WEST MARINE, INC. LOGO]


                              500 Westridge Drive
                      Watsonville, California 95076-4100

                              __________________


               NOTICE OF THE 2001 ANNUAL MEETING OF STOCKHOLDERS

                      Thursday, May 10, 2001, 10:30 A.M.

                              __________________


TO THE STOCKHOLDERS:

     Notice is hereby given that the 2001 Annual Meeting of Stockholders of West Marine, Inc. (the ''Company'') will be held at the office of the Company, 500 Westridge Drive, Watsonville, California, on Thursday, May 10, 2001, at 10:30 A.M. for the following purposes:

     (1) To elect eight directors.

     (2) To transact such other business as may properly come before the Annual Meeting.

     Only stockholders of record on the books of the Company as of the close of business on March 23, 2001, will be entitled to vote at the meeting and any adjournment thereof.

Dated: April 9, 2001

                              By Order of the Board of Directors


                              Russell Solt, Secretary


       ----------------------------------------------------------------

        STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

       ----------------------------------------------------------------

                           [WEST MARINE, INC. LOGO]

                              500 Westridge Drive
                      Watsonville, California 95076-4100


                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of West Marine, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 10, 2001 (the "Annual Meeting"), for the purposes set forth in the foregoing notice. This Proxy Statement and the enclosed form of proxy were first sent to stockholders on or about April 9, 2001.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy and presented at the Annual Meeting, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of the close of business on March 23, 2001, will be entitled to vote at the Annual Meeting.

     As of the close of business on March 23, 2001, there were outstanding 17,585,876 shares of Common Stock of the Company, each share of which is entitled to one vote. The holders of a majority of the outstanding shares of Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to votes on the election of directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With regard to Item 1 (election of directors), votes may be cast "For" or "Withhold Authority" for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. A broker non-vote will have no effect with respect to any item of this Proxy Statement.

                         ITEM 1--ELECTION OF DIRECTORS

  The persons named below are nominees for director to serve until the next Annual Meeting of Stockholders and until their successors shall have been elected. Except for Messrs. Roy and Sweeney, each of the nominees is currently a member of the Board of Directors.

  In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of all such nominees to the Board of Directors. If any of such persons is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that any of such nominees will be unable or unwilling to serve if elected a director. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                                                                           Served as
                                                                Business Experience During Past                            Director
   Nominees for Director      Age                             Five Years and Other Information                               Since
------------------------------------------------------------------------------------------------------------------------------------
Randolph K. Repass..........   57  Mr. Repass has served as the Company's Chairman of the Board since founding the            1968
                                   company in 1968.  Mr. Repass served as Chief Executive Officer of the Company from
                                   1968 to April 1995 and from July 1998 to November 1998.  He also served as President of the Company from 1968 to 1990 and from August 1993 to March 1994.  Mr. Repass also serves as a director of Sail America, a sailing industry association, National Marine
                                   Manufacturers Association and Specialized Bicycle Components, Inc.  He also serves as
                                   Chairman of the Board of New England Ropes, Inc.

John Edmondson..............   56  Mr. Edmondson has served as President and Chief Executive Officer of the Company since     1998
                                   November 1998.  From 1992 to November 1998, Mr. Edmondson served first as Corporate
                                   Chief Operating Officer, and then as President and Chief Executive Officer, of World
                                   Duty Free Americas, Inc., a duty free retailer.  Prior to joining World Duty Free
                                   Americas, Inc., Mr. Edmondson was General Manager of Marriott's Host Airport
                                   Merchandise and its Sports and Entertainment division.  Mr. Edmondson began his career with Allied Stores' Maas Bros./Jordan Marsh in 1965 and has held various senior management positions with several retailers.

Richard E Everett...........   48  Mr. Everett has served as Chief Operating Officer of the Company since 1995 and has        1994
                                   served as President of Stores Division since 1998.  Mr. Everett joined the Company in
                                   1980 and has served in various positions with the Company since that time.  Prior to joining the Company, Mr. Everett founded and operated a sailboat rigging company.

Geoffrey A. Eisenberg.......   48  Mr. Eisenberg has served as Chief Executive Officer of Salz Leathers, Inc., a leather      1977
                                   manufacturer, since December 2000.  Prior to joining Salz Leathers, Inc., Mr.
                                   Eisenberg served as a senior consultant to the Company since January 1995.  Mr.
                                   Eisenberg was Senior Vice President of the Company from 1988 to 1994 and was responsible for merchandising and marketing from 1991 to 1994.

David McComas...............   58  Mr. McComas has served as President and Chief Operating Officer of Eye Care Centers of     1996
                                   America, Inc. responsible for 290 stores nationwide since July 1998.  Prior to joining
                                   Eye Care Centers of America, Inc., Mr. McComas was with Circuit City Stores, Inc.
                                   since June 1991 and served as Western Region President and Corporate Vice President,
                                   responsible for eight Western States and Hawaii and held several other senior management positions with the company.  Mr. McComas is a powerboater and has over 30 years of store management and operations experience.

Peter Roy...................   44  Mr. Roy is an entrepreneur and business advisor to companies in the healthy lifestyle     Nominee
                                   industry.  From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc., a natural and organic food products retailer.  For 10 years prior to that, Mr. Roy served as the President of the West Coast Region of Whole Foods Market, Inc.  Mr. Roy
                                   is also a director of Stonyfield Farm, White Wave Soy Products, Fitness Holdings
                                   Worldwide, Mountain Sun Organic & Natural Juices and U.S.A. Floral Products, Inc.  Mr.
                                   Roy also serves as a strategic advisor to North Castle Partners, a venture capital fund, and is an "Entrepreneur in Residence" at Tulane University's Freeman School of
                                   Business.

Daniel J. Sweeney, Ph.D.       58  Dr. Sweeney served as Vice President, Global Consulting, for IBM Global Services, a       Nominee
                                   technology services company, from June 1995 to June 2000.  Prior to joining IBM Global
                                   Services, Dr. Sweeney was Chairman of the Management Horizons Division of Price
                                   Waterhouse LLP (now PricewaterhouseCoopers), a division providing research and consulting services to the retailing industry.  Dr. Sweeney is an author and commentator on the retailing and consumer marketing industries and has served as an advisor and counselor to leading firms in the retailing and consumer products marketing industries.  Dr. Sweeney serves on the Dean's Advisory Council at The Ohio
                                   State University, the Advisory Board of the Retail Management Institute at Santa Clara
                                   University, the National Advisory Board of the Marketing Institute at Brigham Young
                                   University and the Advisory Board of the Institute for Retail Management at the
                                   University of Florida.

William U. Westerfield         69  Mr. Westerfield became a director of the Company in May 2000.  Mr. Westerfield serves      2000
                                   as a director and audit committee chairman of Gymboree Corporation and Twinlab
                                   Corporation.  He also serves as an audit committee member of Meridian Health System,
                                   Inc. and previously chaired the audit committee of World Duty Free Americas, Inc., a subsidiary of BAA plc.  Mr. Westerfield retired as an audit partner of Price
                                   Waterhouse LLP (now PricewaterhouseCoopers) in 1992 after serving the firm as an audit partner for 27 years.  Mr. Westerfield had joined Price Waterhouse in 1956.  In addition to serving on boards of directors and audit committees, Mr. Westerfield serves as a consultant in auditing disputes.

        The Board of Directors Unanimously Recommends that Stockholders
                       Vote FOR These Director Nominees.

                        FURTHER INFORMATION CONCERNING
                            THE BOARD OF DIRECTORS

Committees of the Board

     The Company has an Audit Committee and an Organization and Compensation Committee.

     The members of the Audit Committee are James P. Curley, Walter Scott and William U. Westerfield. Among the functions performed by this committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's internal auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. The Audit Committee held eight meetings during 2000.

     The members of the Organization and Compensation Committee are James P. Curley, David McComas and Walter Scott. Among the functions performed by this committee are to review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's Equity Incentive Plan. The Organization and Compensation Committee held four meetings during 2000.

     Messrs. Curley, Scott and Wendt, each of whom is currently a director, have declined to stand for reelection to the Company's Board of Directors. The Company does not have a Nominating Committee.

Attendance at Meetings

     During 2000, the Board of Directors held five meetings. There were no members of the Board of Directors who attended fewer than 75% of the meetings of the Board of Directors and all committees of the Board on which they served during such year.

Compensation of Directors

     In November 2000, the Board of Directors approved an amendment to the Nonemployee Director Stock Option Plan to decrease the number of option shares each nonemployee director would receive. The Board also approved an increase in the amount of cash compensation each nonemployee director would receive. Both were approved retroactively to be effective as of May 10, 2000.

     Based on the increase in cash compensation approved by the Board of Directors, nonemployee directors of the Company are paid directors fees consisting of an annual retainer of $24,000, payable quarterly. In addition, each member of the Organization and Compensation Committee receives an annual fee of $4,000, each member of the Audit Committee receives an annual fee of $6,000 and each director who is a committee chairperson receives an annual fee of $2,500. All of such additional annual fees are payable quarterly.

     Prior to amendment of the Nonemployee Director Stock Option Plan, nonemployee directors were eligible to receive, on the date such director was initially elected or appointed to the Board of Directors and annually thereafter on the date of the Annual Meeting of Stockholders, an option exercisable for a number of shares equal to a fraction, the numerator of which was $100,000 and the denominator of which was the fair market value of the Company's Common Stock on the date of grant. The Nonemployee Director Stock Option Plan, as amended, provides that each nonemployee director is eligible to receive, on such specified dates of grant, an option exercisable for 2,000 shares of the Company's Common Stock. As a result of the amendment to the Nonemployee Director Stock Option Plan, for 2000, each of Messrs. Curley, McComas, Scott, Wendt and Westerfield was granted a nonqualified stock option under the Company's Nonemployee Director Stock Option Plan to purchase 2,000 shares of the Company's Common Stock at the fair market value of the shares on the date of grant.

                            EXECUTIVE COMPENSATION

Compensation of Executive Officers

     The compensation paid to the Company's executive officers as of the last fiscal year, including the Chief Executive Officer (collectively, the "Named Executive Officers") for services in all capacities to the Company and its subsidiaries during fiscal 2000, 1999 and 1998 is set forth below.


                          SUMMARY COMPENSATION TABLE

                                                                                                          Long Term
                                                                      Annual Compensation            Compensation Awards
                                                                    -----------------------    ------------------------------
                                                                                               Restricted          Securities
                                                                                                  Stock            Underlying
Name and Principal Position                                Year     Salary ($)    Bonus ($)    Awards ($)         Options (#)
-------------------------------------------------------    ----     ----------    ---------    ----------         -----------
John Edmondson.........................................    2000      $450,008     $ 84,375     $       --               50,000
 President and Chief Executive Officer                     1999       450,009           --             --               60,000
                                                           1998 (1)    17,308      100,000        150,913              250,000

Richard E Everett......................................    2000      $270,194     $ 34,375     $       --               22,800
 Chief Operating Officer                                   1999       285,000           --             --               41,200
                                                           1998       229,675           --             --               45,600

Michael Edwards........................................    2000      $302,917     $ 38,125     $       --               22,800
 Former Executive Vice President,                          1999 (2)   135,017           --             --              100,000
 Merchandise Planning and Allocation

Russell Solt...........................................    2000 (3)  $245,769     $ 39,540     $       --              100,000
 Executive Vice President and
 Chief Financial Officer

____________________________
(1) Mr. Edmondson joined the Company as President and Chief Executive Officer in November 1998.
(2) Mr. Edwards, who joined the Company as Executive Vice President, Merchandise Planning and Allocation, in July 1999, resigned from the Company effective as of March 2001.
(3) Mr. Solt joined the Company as Senior Vice President and Chief Financial Officer in January 2000. He was named an Executive Vice President in March 2001.

Stock Option Grants and Exercises

     The following table sets forth certain information regarding stock options granted during fiscal 2000 to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                        Individual Grants
                            -------------------------------------------------------------------       Potential Realizable Value at
                             Number of           Percent of                                           Assumed Annual Rates of Stock
                            Securities         Total Options                                          Price Appreciation for Option
                            Underlying           Granted to        Exercise or                                    Term(4)
Name                         Options            Employees in        Base Price       Expiration        -----------------------------
                            Granted(1)          Fiscal Year         ($/Sh)(2)          Date(3)            5%                 10%
                            ----------         -------------       -----------       ----------        --------         ------------
John Edmondson............     50,000               5.59%              $8.47         03/02/2010        $266,299          $  674,854

Richard E Everett.........     22,800               2.55%              $8.47         03/02/2010        $121,432          $  307,734

Michael Edwards...........     22,800               2.55%              $8.47         03/02/2010        $121,432          $  307,734

Russell Solt..............    100,000              11.19%              $8.94         01/24/2010        $562,075          $1,424,407

------------------
(1) These options are exercisable in annual increments of 20%, commencing one year from date of grant. Under the terms of the Equity Incentive Plan, the Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.
(2) All options were granted at fair market value at date of grant, as determined by the Board of Directors.
(3)  All options granted in fiscal 2000 were granted for a term of ten years.
(4) Potential realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the current market value of the Company's Common Stock) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

     The following table sets forth certain information with respect to option exercises during fiscal 2000 and stock options held by each of the Company's Named Executive Officers as of December 30, 2000.

                      AGGREGATED OPTION EXERCISES IN 2000
                       AND FISCAL YEAR END OPTION VALUES

                                                                                                      Value of Unexercised
                                                                Number of Unexercised                In-the-Money Options at
                                 Shares                        Options at FY-End (#)                      FY-End ($)(1)
                                Acquired         Value       ---------------------------          --------------------------
Name                         on Exercise(#)   Realized($)    Exercisable   Unexercisable          Exercisable  Unexercisable
----                         --------------   -----------    -----------   -------------          -----------  -------------
John Edmondson................     0                0            112,000         248,000               $   --             --

Richard E Everett.............     0                0            290,573          95,736               $5,130             --

Michael Edwards...............     0                0             20,000         102,800               $   --             --

Russell Solt..................     0                0                 --         100,000               $   --             --

------------------
(1) Based on a price per share of $4.125, which was the price of a share of Common Stock on the Nasdaq National Market at the close of business on December 29, 2000.

Organization and Compensation Committee Interlocks and Insider Participation

     The Organization and Compensation Committee during fiscal 2000 consisted of Messrs. Curley, McComas and Scott. No director, executive officer or member of the Organization and Compensation Committee had any interlocking relationship with any other company that would require disclosure in this Proxy Statement.

Employment Arrangements

     In August 1999, the Company entered into an Executive Termination Compensation Agreement with Mr. Everett. The agreement provides that, if Mr. Everett is terminated without cause, he will receive severance pay equal to his base salary until the earlier to occur of the expiration of 18 months after the date of termination or the date he accepts other employment. In addition, the Company has agreed to retain Mr. Everett as a consultant for a period of time after his termination, with or without cause.

     In January 2000, the Company entered into an Executive Termination Compensation Agreement with Mr. Solt. The agreement, which expires in January 2002, provides that, if Mr. Solt is terminated without cause, he will receive severance pay equal to his base salary and target bonus until the earlier to occur of the expiration of 12 months after the date of termination or the date he accepts other employment.

     In January 2001, the Company entered into an agreement with Mr. Edwards whereby Mr. Edwards agreed to resign from the Company, with such resignation to be effective as of March 2001. The agreement provides that Mr. Edwards will receive severance pay equal to his salary for a period of 12 months beginning March 2001.

Certain Transactions

     The Company leases its Palo Alto, California, store from Randolph K. Repass. In addition, the Company leases the Company's corporate headquarters and the Santa Cruz, California, and Braintree, Massachusetts, stores from three partnerships, of which Mr. Repass is a general partner. Pursuant to these leases, the Company paid rent to Mr. Repass or such partnerships in the aggregate amount of $1,323,023 in fiscal 2000.

     Mr. Repass is Chairman of the board of directors and a stockholder of New England Ropes, Inc., a major supplier of the Company. Mr. Repass' brother is the President and his father is a member of the board of directors and a major stockholder of New England Ropes, Inc. In fiscal 2000, the Company paid $7,718,403 to New England Ropes, Inc. for purchased products.

          ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                    COMPENSATION TO THE BOARD OF DIRECTORS

     As members of the Organization and Compensation Committee, we are responsible for reviewing and approving the Company's compensation policies and the levels of compensation paid to executive officers.

Compensation Policy

     The Company's compensation policies are intended to attract, motivate and reward highly qualified executives for long-term strategic management and enhancement of stockholder value. Additionally, the policies support a performance-oriented environment directed towards specific Company goals and serve to retain executives whose abilities are critical to the Company's long-term success and competitiveness.

     There are three main components in the Company's officer compensation program:

     .    Base salary

     .    Annual bonus

     .    Stock options

     The Committee approached the review and approval of officer compensation in the following manner:

     .    The Committee asked the CEO to submit recommendations regarding all three components of officer compensation.

     .    The Committee reviewed last year's compensation report, in addition to an updated peer group study covering salary and bonus levels as reported by proxy statements. The updated peer group study included a comparison of base compensation and annual incentives programs between the peer group and the Company. The CEO submitted a revised list of Proposed Executive Pay Ranges including base salary and bonus levels for all officers. The Committee reviewed and ratified the proposed ranges.

Compensation for Executive Officers

     In the area of base salary, we have targeted executive officers' salaries at a competitive level for comparable companies. When included with the other forms of compensation available, we believe these levels are adequate to attract and retain key executives.

     Annual bonuses for executive officers are intended to reflect the Company's and the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon performance against pre-established objectives for the Company and the individual officer. The Committee feels that the Company's bonus program closely ties the executive officer rewards to the Company's overall earnings per share growth, which in turn drives the share price. The annual bonuses received by officers and other management personnel were determined by a formula, which takes into account:

     .    The Company's earnings per share performance

     .    The individual executive's performance against internal management objectives

     The Company's fiscal 2000 sales increased 3.3% and comparable store net sales increased 2.3%, while earnings per share ("EPS") decreased to $0.42 versus $0.50 in 1999. Excluding the after-tax charge of $1.5 million or $0.08 per share related to the write-off of vendor receivables, the company's EPS was $0.50, consistent with 1999. Based on the results for 2000 and taking into account current economic conditions, minimum bonuses were paid for 2000 to the executive officers.

     Stock options are the Company's primary long-term incentives to reward and retain executive officers. The Committee believes that these incentives serve to link management and stockholder interests and serve to motivate executive officers to make long-term decisions that are in the best interests of the stockholders. The Committee also believes that executive officers and other key employees should have significant ownership of the Company's stock. We believe the current philosophy of stock option grants provides West Marine executives with an adequate level of long-term incentive to enhance stockholder value.

     Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it will be the policy of this Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to preserve the Company's tax deductions.

Compensation for the Chief Executive Officer

     Mr. Edmondson was paid $450,008 and was granted options to purchase 50,000 shares of Common Stock in 2000. Mr. Edmondson's compensation package includes a salary of $450,000 with a potential bonus of 75% of salary based primarily on EPS results. The bonus has additional non-quantitative factors which focus on management and long term strategies. The bonus is capped at three times a full payout, and any bonus over 50% of salary is to be directed to purchasing stock on the open market. In addition, Mr. Edmondson will be granted options to purchase shares of Common Stock annually as recommended by the Committee. Based upon the 2000 results, a minimum bonus was paid to Mr. Edmondson.

Compensation for the Chairman of the Board

     2000 Base salary of Randy Repass was $100,000. Mr. Repass is already a significant owner of West Marine and currently holds 7,457,658 shares or 42% of the Company's outstanding Common Stock. Mr. Repass has not been granted any stock options since the Company's initial public offering and receives no bonus.

February 28, 2001

                                   2000 Organization and Compensation Committee


                                   Walter Scott, Chairman
                                   James P. Curley
                                   David McComas

                            AUDIT COMMITTEE REPORT

     The Audit Committee is responsible for reviewing the Company's auditing, accounting, financial reporting and internal control functions and for selecting the Company's independent auditors. In addition, the committee is responsible for monitoring the quality of the Company's accounting principles and financial reporting, the independence of the Company's independent auditors and the non-audit services provided by such auditors. In discharging its duties, the Audit Committee is expected to:

     . Review and approve the scope of the annual audit and the independent auditors' fees;

     . Meet independently with the Company's internal auditing staff, if employed, or any third party engaged to carry out the internal audit function, independent auditors and senior management;

     . Review the general scope of the Company's accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit; and

     . Review disclosures from the Company's independent auditors regarding Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     The Board of Directors has determined that each of the Audit Committee members is an "independent" director as that term is defined in the National Association of Securities Dealers' listing standards. The Board of Directors adopted a written charter for the Audit Committee, which is attached to this Proxy Statement as Appendix A.

     The Audit Committee has reviewed the Company's audited consolidated financial statements and discussed such statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent auditors during 2000, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received from Deloitte & Touche LLP, the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2000, to be filed with the Securities and Exchange Commission.

March 19, 2001

                                   2000 Audit Committee


                                   James P. Curley, Chairman
                                   Walter Scott
                                   William U. Westerfield

     The Organization and Compensation Committee Report and the Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such reports by reference, and such reports will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

                               PERFORMANCE GRAPH

  The following graph compares the five-year cumulative total stockholder return on the Company's Common Stock with the five-year cumulative total return of (i) the Nasdaq Market Index and (ii) the MG Industry Group 745, a peer group index consisting of 56 specialty retailers. This graph will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, and will not otherwise be deemed to be soliciting material or to be filed under such Acts.


                       [PERFORMANCE GRAPH APPEARS HERE]



Measurement Period        WEST MARINE              MG              NASDAQ MARKET
(Fiscal Year Covered)        INC.              GROUP INDEX             INDEX

Measurement Pt-1995         $100.00              $100.00              $100.00
FYE 1996                    $172.80              $ 90.38              $124.27
FYE 1997                    $147.20              $ 98.83              $152.00
FYE 1998                    $ 63.20              $116.68              $214.39
FYE 1999                    $ 52.80              $ 74.16              $378.12
FYE 2000                    $ 26.40              $ 54.29              $237.66

              OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and director nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 2001.

                                                                                                              Amount and Nature
                                                                                                               of Common Stock
                                                                                                             Beneficially Owned
                                                                                                         as of February 28, 2001(1)
                                                                                                         --------------------------
                                                                                                         Number of
Beneficial Owner                                                                                          Shares             Percent
----------------                                                                                         --------            -------
Randolph K. Repass (2)............................................................................       7,457,658(3)         42.3%
Wellington Management Company, LLP................................................................       1,698,800(5)          9.7%
   75 State Street
   Boston, Massachusetts 02109
Dimensional Fund Advisors Inc.....................................................................       1,021,920(4)          5.8%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401
John Edmondson....................................................................................         137,620(6)            *
Richard E Everett.................................................................................         397,693(6)          2.2%
Michael Edwards...................................................................................          34,560(6)            *
Russell Solt......................................................................................          20,000(6)            *
James P. Curley...................................................................................          52,483(7)            *
Geoffrey A. Eisenberg.............................................................................         519,500(8)          2.9%
David McComas.....................................................................................          30,312(7)            *
Peter Roy.........................................................................................               0               *
Walter Scott......................................................................................          53,413(7)            *
Daniel J. Sweeney.................................................................................               0               *
Henry Wendt.......................................................................................          26,412(7)            *
William U. Westerfield............................................................................           3,700(7)            *
All directors and executive officers as a group (11 persons)......................................       8,733,351(9)         47.8%

-------------------
*    Less than one percent.
(1) Except as otherwise noted, each person has sole voting and investment power over the Common Stock shown as beneficially owned, subject to community property laws where applicable.
(2) The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100. Mr. Repass may be deemed to be a "control person" of the Company within the meaning of the rules and regulations of the Securities and Exchange Commission by reason of his stock ownership and position with the Company.
(3) Includes 251,600 shares held by Mr. Repass' wife. Also includes employee stock options, held by Mr. Repass' wife, exercisable within 60 days to purchase 27,000 shares. Mr. Repass disclaims beneficial ownership of all of such shares. Also includes 17,700 shares held by Mr. Repass' minor son. Mr. Repass has sole voting and dispositive power with respect to 7,179,058 shares and has shared voting and dispositive power with respect to 278,600 shares.
(4) Based on a Schedule 13G filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2000. These shares are beneficially owned by Dimensional Fund Advisors Inc. in its capacity as investment adviser to its clients. According to the Schedule 13G, Dimensional Fund Advisors Inc. has sole dispositive power and shared voting power with respect to all such shares. The Schedule 13G indicates that no client is known to beneficially own more than 5% of the Company's Common Stock. Dimensional Fund Advisors Inc. disclaims beneficial ownership of all such shares.
(5) Based on a Schedule 13G filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2000. These shares are beneficially owned by Wellington Management Company, LLP, in its capacity as investment adviser to its clients. According to the Schedule 13G, Wellington Management Company, LLP, has shared dispositive power with respect to all such shares and shared voting power with respect to 1,110,700 of such shares. The Schedule 13G indicates that no client is known to beneficially own more than 5% of the Company's Common Stock.
(6) Includes employee stock options exercisable within 60 days to purchase shares as follows: John Edmondson, 122,000 shares; Richard E Everett, 308,962 shares; Michael Edwards, 24,560 shares; and Russell Solt, 20,000 shares.
(7) Includes stock options exercisable within 60 days to purchase shares granted under the Nonemployee Director Stock Option Plan as follows: James
     P. Curley, 40,483 shares; David McComas, 21,812 shares; Walter Scott, 33,483 shares; Henry Wendt, 19,812 shares; and William U. Westerfield 2,000 shares.
(8) Includes employee stock options exercisable within 60 days to purchase 62,000 shares. Also includes 8,640 shares held by Mr. Eisenberg's minor children.
(9) Includes stock options exercisable within 60 days to purchase 682,112 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 2, 2000 to December 30, 2000 all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                                   AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, serve as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

     Aggregate fees billed to the Company for the year ended December 30, 2000, by the Company's independent auditor and principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are as follows:

     Audit Fees                                                         $307,000
     Financial Information Systems Design and Implementation Fees       $      0
     All Other Fees(1)                                                  $505,000

     (1) Includes fees for tax consulting, permitted internal audit outsourcing and other non-audit services.

     The Audit Committee has considered whether the provision of the services covered under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" above, if any, is compatible with maintaining the principal accountant's independence.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters that management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 2002 Annual Meeting of Stockholders and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before November 30, 2001. Proposals should be addressed to the Company at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Corporate Secretary.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder intends to submit a proposal at the 2002 Annual Meeting of Stockholders of the Company, which proposal is not intended to be included in the Company's proxy statement and form of proxy relating to such meeting, the stockholder should give appropriate notice no later than February 13, 2002. If a stockholder fails to submit the proposal by such date, the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the 2002 Annual Meeting of Stockholders of the Company.

                             COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: April 9, 2001.

                                       By Order of the Board of Directors

                                       Russell Solt, Secretary

                                                                      Appendix A

                             AUDIT COMMITTEE CHARTER

I.    Membership

      The Audit Committee (the "Committee") of the Board of Directors (the "Board") shall consist of at least three directors whose qualifications include financial literacy, independence, and accounting or related financial management expertise.

II.   Purpose

      The Committee serves as the representative of the Board for the general oversight of Company affairs in the area of financial accounting and reporting and the underlying internal control environment. Through its activities, the Committee facilitates open communication among directors, outside auditors, the internal auditor, if employed, or any third party engaged to carry out the internal audit function, and management by meeting in private session regularly with these parties.

III.  Meetings

      The Committee shall convene at least four times each year. It shall endeavor to determine that auditing procedures and controls are adequate to safeguard Company assets and to assess compliance with Company policies and legal requirements. The Committee shall be given full access to the Company's internal auditors, Board Chairman, Company executives and outside auditors.

IV.   Responsibilities

      1. Review and reassess at least annually the adequacy of this charter and submit the charter for approval of the full board.

      2. Select, evaluate and, where appropriate, replace the outside auditor, who is ultimately accountable to the Committee and the Board.

      3. Annually review and approve the proposed scope of each fiscal year's internal and outside audit and the proposed audit fee of the outside auditor at the beginning of each new fiscal year.

      4. Review non-audit services and fees for such services provided by the Company's outside auditor.

      5. At, or shortly after the end of each fiscal year, review with the outside auditors, the internal auditor, if employed, and Company management, the audited financial statements and related opinion and costs of the audit of that year. In conferring with the outside auditor, the internal auditors and Company management, the Committee shall consider the following:

           a. Periodic written statements from the outside auditors delineating all services between the auditors and the Company or any other relationships that may adversely affect the independence and objectivity of the auditors, as well as recommending appropriate action to satisfy the Committee of the outside auditors' independence.

           b. The effectiveness of the audit and assurances that no restrictions were placed on the scope or performance of the examination.

           c. The effectiveness and adequacy of the Company's internal auditing plan and procedures, and quality of the control environment.

           d. Conducting open and frank discussions regarding the quality of accounting principles and the consistency of their application to the Company's financial statements.

      6. Provide any recommendations, certifications and reports that may be required by the NASDAQ or the SEC.

      7. Review and discuss, as needed, interim financial reports with management and the Company's outside auditors.

--------------------------------------------------------------------------------

     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                               WEST MARINE, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 10, 2001

    The undersigned hereby appoints Randolph K. Repass, John Edmondson and
           Richard E Everett, or any one of them, each with power of substitution, as proxies of the undersigned, to attend the Annual
     Meeting of Stockholders of WEST MARINE, INC. to be held at the office of the Company, 500 Westridge Drive, Watsonville, California, on May 10, 2001, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

     (Continued, and to be marked, dated and signed, on the reverse side)


--------------------------------------------------------------------------------


(Continued from other side)

------------------------------------------------------------------------------------------------------------------------------------
This proxy will be voted as directed.  In the absence of contrary directions, this proxy will be voted        [X]     Please mark
FOR the election of the directors listed below.                                                                        your votes
                                                                                                                       as this


       1. ELECTION OF DIRECTORS:
       FOR all          WITHHOLD
   nominees listed   authority to vote
      (except as    for all nominees
      indicated)       listed

       [_]              [_]
                                       2.  In their discretion, upon any and all such other matters as            I plan to attend
                                           may                                                                      the meeting
                                           properly come before the meeting or any adjournment                          [_]
                                           thereof.

                                                                    STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY
                                                                    PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF
                                                                    MAILED IN THE UNITED STATES.

       Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.


       Randolph K. Repass, John Edmondson, Richard E Everett,
       Geoffrey A. Eisenberg, David McComas, Peter Roy,
       Daniel J. Sweeney and William U. Westerfield

                                                                                       ------



            Signature(s)___________________________________________________________________ Date ________________________

            The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

------------------------------------------------------------------------------------------------------------------------------------